Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-84594 and 333-70702 on Form S-3, and 2-82760, 33-6369, 033-63193, 333-62070, 333-113204, 333-116192 and 333-17701 on Form S-8, of Peoples Energy Corporation, of our reports, dated December 9, 2005, (June 30, 2006 as to the effects of the reclassifications for discontinued operations and reportable segments, as described in Notes 1 and 2 to the consolidated financial statements), appearing in this Current Report on Form 8-K of Peoples Energy Corporation dated June 30, 2006.

DELOITTE & TOUCHE LLP

Chicago, Illinois
June 30, 2006